Filed Pursuant to Rule 433

Registration Statement No. 333-231039

Pricing Term Sheet

March 4, 2020

AVERY DENNISON CORPORATION

$500,000,000 2.650% Senior Notes due 2030 (the “Notes”)

Issuer:	Avery Dennison Corporation

Title of Securities:	2.650% Senior Notes due 2030

Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Legal Format:	SEC-registered

Trade Date:	March 4, 2020

Settlement Date**:	March 11, 2020

Principal Amount:	$500,000,000

Maturity Date:	April 30, 2030

Benchmark Treasury:	1.500% Notes due February 15, 2030

Benchmark Treasury Price and Yield: Spread to Benchmark Treasury:	104-23+ / 0.999% 170 bps

Yield to Maturity: Issue Price (Price to Public): Coupon (Interest Rate):	2.699% 99.570% of principal amount 2.650%

Interest Payment Dates:	April 30 and October 30, commencing April 30, 2020

Interest Record Dates:	April 15 and October 15

Optional Redemption:	At any time prior to January 30, 2030, at the Treasury Rate plus 30 basis points. At any time on or after January 30, 2030, at par.

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC HSBC Securities (USA) Inc.

Co-Managers:	Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Goldman Sachs & Co. LLC

CUSIP:	053611AK5

ISIN:	US053611AK55

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) on Form S-3 (SEC File No. 333-231039) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) BofA Securities, Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll-free at (800) 831-9146; or (iii) J.P. Morgan Securities LLC collect at (212) 834-4533.